EX-21.1

                                  SUBSIDIARIES


1. e-Auction Global Trading Inc. (Barbados), a Barbados corporation, wholly-owned by the Company

2. Aucxis Corp. (Canada), a Canadian corporation, wholly-owned by e-Auction Global Trading Inc. (Barbados)

3.   Aucxis Corp., a Belgium Company, wholly-owned by the Company

4. Schelfhout Computer Systemen N.V., a Belgium corporation, wholly-owned by Aucxis Corp. (Belgium)

5. SDL Invest N.V., a Belgian corporation incorporated March 22, 2000, in which the Company has a 40% ownership interest.

6.   v-Wholesaler N.V. (a holding company), wholly-owned by the Company.

7.   i-Three Inc., wholly-owned by the Company

8. Aucxis Ltd., a company publicly traded on the Australian Stock Exchange, in which the Company has a 48.2% ownership interest